EXHIBIT 16.1
December 18, 2007
Mr. Steven Wasserman
Alpha Security Group
Chief Executive Officer
328 West 77th Street
New York, New York 10024
Dear Mr. Wasserman:
Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (“GGK”), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Alpha Security Group Corp. (Commission File Number 001-33354) and GGK, independent registered public accounting firm, has ceased.
Sincerely,

/s/ Goldstein Golub Kessler LLP GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

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